Exhibit 10.29

[BURGER KING LOGO]

July 30, 2004

Bradley D. Blum
c/o Burger King Corporation
5505 Blue Lagoon Drive
Miami, Florida 33126

Dear Brad:

     This letter is effective as of June 21, 2004 and confirms the mutual determination by you and Burger King Corporation (“Burger King”) that your employment with Burger King will terminate and confirms our agreements concerning the termination of your employment and the terms of your employment with Burger King during the transition period described below. This letter also confirms your resignation as a member of the Boards of Directors of Burger King Holdings, Inc. and Burger King Corporation, effective as of July 2, 2004.

     The termination of your employment will be treated for all purposes under your employment and equity agreements as a termination without “cause,” entitling you to retain your commencement bonus and to receive severance compensation in accordance with your employment agreement with Burger King and providing you the applicable rights in respect of your equity interests described in your stock option and management subscription and shareholders’ agreements with our parent, Burger King Holdings, Inc. (“Holdings”). We also agree that any public statements by executives of Burger King or its affiliates or by you or your representatives will characterize your separation from Burger King in a mutually agreeable way. Furthermore, the text of any public announcement of your separation from Burger King will be subject to mutual comment and approval (which won’t be unreasonably delayed or withheld) prior to its public dissemination.

     Your transition period of employment will be considered to have commenced on June 1, 2004 and will end on the earliest of (i) September 1, 2004 and (ii) the termination of your employment at the direction of the Compensation Committee of the Board of Directors of Burger King, as a result of the Committee’s determination that your continued employment with Burger King is no longer in its best interests and that such change in circumstances has not been caused by any direct action by you, such as your speaking with the press, or interfering with the relationship of Burger King with any of its employees, franchisees or customers. During the transition period, you will assist and fully cooperate with Burger King in connection with ongoing business and transition issues, subject to the direction of the Board of Directors. The Board has given you specific areas of focus (international, global executive team and no contact with the press) and these are the Board’s performance expectations for you.

     For your services during the transition period, you will be entitled to continued monthly payments of your current base salary, at an annual rate of $1,000,000, and payment of your annual bonus for the 2004 fiscal year of Burger King (e.g., the fiscal year ending June 30, 2004) and a pro rata bonus for the 2005 fiscal year, based on a target annual bonus amount of 100% of your current base salary. Consistent with your employment agreement, the amount of your annual bonus for fiscal year 2004 will be determined by the Compensation Committee of the Board of Directors based on the same performance objectives, achievement levels and other factors as are applied by the Committee in determining the annual bonuses for the 2004 fiscal year for the other members of the Burger King executive team. Your annual bonus for fiscal year 2004 will be paid to you 100% in cash in accordance with the provisions of the Holdings Equity Incentive Plan at the same time as annual bonuses for the 2004 fiscal year are paid to the other members of the executive team. In light of the brief period that you will continue with Burger King in its 2005 fiscal year, your pro rata bonus for fiscal year 2005 will be equal to your pro rated target bonus amount (e.g., 100% of base salary) and will be paid to you at the end of the transition period.

     During the transition period, you will also be entitled to participate in the employee and executive benefit plans and programs of Burger King and to reimbursement of business expenses in accordance with your employment agreement, including continued salary deferrals under the Burger King Investment Deferred Compensation Plan.

     With respect to the options to purchase 103,343 shares of common stock of Holdings granted to you on August 21, 2003, your management stock option agreement for these options provides that the options will become vested in five equal annual installments on the first five annual anniversaries of August 21, 2003 so long as you remain continuously employed by Burger King until the applicable annual vesting date. Your management stock option agreement further provides that you will have 90 days following a termination without “cause” to exercise vested options. As of today, none of your options are vested. As compensation for your services during the transition period and provided you remain actively employed through the end of the transition period, we have agreed that (i) 20% of your options will become vested on the earlier of (x) August 21, 2004 and (y) the last day of the transition period and (ii) an additional 10% of your options will become vested on the last day of the transition period as follows:

➢	The 20% tranche will consist of Base Price Options (e.g., options with an exercise price of $100 as defined in your employment agreement) covering 16,173 shares of Holdings common stock and Hurdle Options (e.g., options with an exercise price of $300, also as defined in your employment agreement) covering 4,493 shares of Holdings common stock.

➢	The 10% tranche will consist of Base Price Options covering 8,088 shares of Holdings common stock and Hurdle Options covering 2,247 shares of Holdings common stock.

     We have also agreed that, provided you remain actively employed through the end of the transition period, you will have until March 1, 2006 to exercise your vested options, in lieu of the customary 90 days. Of course, any shares of Holdings common stock purchased by you on exercise of the vested options will be governed by the terms of your management subscription and shareholders’ agreement.

     With respect to the 19,500 shares of Holdings common stock purchased by you on August 21, 2003 (the “Purchased Shares”), your management subscription and shareholders’ agreement governing these shares (your “MSA”) provides Holdings the right to repurchase all or portion of the Purchased Shares following any termination of your employment for their current “Market Value,” as defined in the MSA. We have agreed that, provided you remain actively employed through the end of the transition period, Holdings will exercise its right to repurchase one-half of the Purchased Shares (for which the CEO has paid cash), for a repurchase price of $100 per share. Such repurchase of one-half of the Purchased Shares will be effected in accordance with the procedures and mechanics specified in your MSA.

     Provided that you remain actively employed through the end of the transition period, (i) Holdings will permit you to retain the remaining one-half of the Purchased Shares (the “Remaining Shares”), subject to the terms of your MSA, and (ii) at your election delivered in accordance with the terms and during the period specified in the immediately following sentence, Holdings will repurchase all of the Remaining Shares from you, for a repurchase price of (x) $100 per share if you elect to require such repurchase on or prior to December 31, 2004 or (y) the lesser of the per share Market Value (as defined in your MSA) as of the date of your election and $100 per share if you elect to require such repurchase after December 31, 2004. Any election by you under the preceding sentence must be communicated to Holdings by you, in writing, at least 30 days prior to a Public Offering (as defined in your MSA), provided that, in the event notice of any Proposed Transfer or Drag-Along Disposition under Section 5.2 or 5.3 of your MSA is delivered to you, (i) your right to make any such election shall be suspended until such Proposed Transfer or Drag-Along Disposition is consummated or, by resolution of the Board of Directors of Holdings, abandoned, (ii) your rights and obligations with respect to any shares of Holdings common stock then held by you shall be subject to the terms of your MSA, including such rights and obligations with respect to the transfer of such shares in connection with any Proposed Transfer or Drag-Along Disposition, and (iii) your right to make any such election with respect to any Remaining Shares transferred by you in connection with any such Proposed Transfer or Drag-Along Disposition shall automatically terminate as of the consummation of such Proposed Transfer or Drag-Along Disposition, whichever is applicable. Any repurchase of Remaining Shares at your election under this paragraph will be effected in accordance with the procedures and mechanics specified in your MSA.

     If, prior to the end of the transition period, Burger King terminates your employment (other than for “cause” as defined in your employment agreement), you will be entitled to the rights described above (e.g., vesting and extension of exercise period for options, right to retain the Remaining Shares and right to elect that Holdings repurchase the Remaining Shares) with respect to a pro rata portion of your options and Remaining Shares. Specifically, a pro rata portion of the Base Price Options and Hurdle Options in both the 20% tranche and the 10% tranche above will become vested and remain exercisable for eighteen (18) months following your termination. (For example, if your termination date is August 1, you will have until February 1, 2006 to exercise your vested options.) Similarly, Holdings will permit you to retain, and subsequently elect the repurchase by Holdings of, a pro rata portion of the Remaining Shares and will have the right under the MSA to repurchase all of your other Purchased Shares in connection with the termination of your employment. For this purpose, the pro rata portion will be determined based on the ratio of the number of days in the transition period up to your termination date to 93 days (e.g., the total number of days in the transition period, assuming the transition period ends on September 1).

     As noted in the second paragraph of this letter, following any termination of your employment, whether at the end of the transition period or prior to the end of the transition period, including your resignation, you will be entitled to severance compensation and benefits in accordance with the current terms of your employment agreement, including continued payments of your current base salary and continued medical coverage for one year, except that if you are entitled to payment of a pro rata bonus for fiscal year 2005 under this letter, you will not receive a pro rata bonus for the year of termination under your employment agreement. However, if you resign from your active employment with Burger King for any reason prior to the end of the transition period, you will not be entitled to any of the rights described above with respect to your options and/or Remaining Shares. In that event, your equity interests will be subject to the existing terms of your stock option and management subscription and shareholders’ agreements, in each case, assuming that your termination is without “cause.”

     All of the terms and conditions of your agreements with Burger King and, where applicable, Holdings, will continue, except as changed above, and you, Burger King and Holdings will each honor and perform all of your and their respective obligations under and in accordance with such agreements. Without limiting the foregoing, as required pursuant to your employment agreement as a condition to your receipt of certain severance compensation and benefits, and in consideration of the additional payments and benefits set forth in this letter, you have agreed to execute the release attached as Exhibit A hereto and incorporated herein by this reference. If you are in agreement with the foregoing, please sign the enclosed copy of this letter, and return the executed copy of this agreement to me.

Very truly yours,

/s/ Peter C. Smith
Peter C. Smith
EVP, Chief Human Resources Officer

Accepted and Agreed
As of this 31st day of July 2004

/s/ Bradley D. Blum

Bradley D. Blum

Exhibit A

Release and Discharge of All Claims

     In exchange for the payments and benefits is set forth in Sections 9(f) (i) (A) and (C) of the Amended and Restated Employment Agreement, dated as of August 15, 2003, by and between Burger King Corporation (“BKC”) and Bradley D. Blum (“Executive”) (the “Employment Agreement”) and the additional payments and benefits set forth in the letter dated June 21, 2004 by and between BKC and Executive (collectively “Separation Payments”), Executive hereby voluntarily, knowingly and willingly releases, remises and acquits BKC, its parent and all of their respective affiliates, and each of their respective officers, directors, shareholders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Releasees”), jointly and severally, from any and all claims, known or unknown, which the Executive or the Executive’s heirs, successors or assigns have or may have against any of the Releasees arising on or prior to the date of this Release and any and all liability which any of the Releasees may have to the Executive, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however, denominated, including but not limited to, the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the laws of the state of Florida or any other federal, state or local law and any workers’ compensation or disability claims under any such laws or claims under any contract including the Amended and Restated Employment Agreement and the Equity Agreements. This Release relates to claims arising from and/or during the Executive’s employment relationship with BKC and its affiliates, as a result of the termination of such relationship or in respect of any Investment Shares purchased by the Executive or equity based awards granted to the Executive. The Executive further agrees that the Executive will not file or permit to be filed on the Executive’s behalf any such claim. Notwithstanding the preceding sentence, this release is not intended to interfere with the Executive’s right to file a charge with the Equal Employment Opportunity Commission the “EEOC”) in connection with any claim he believes he may have against BKC or its affiliates. However, by executing this Release, the Executive hereby waives the right to recover in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf. In addition, this Release is not intended to interfere with the Executive’s right to challenge that his waiver of any and all ADEA claims pursuant to this Release is a knowing and voluntary waiver, notwithstanding the Executive’s specific representation that he has entered into this Release knowingly and voluntarily. This Release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. This Release shall not apply to any obligation of BKC or Burger King Holdings, Inc. pursuant to the letter agreement between Executive and BKC dated as of June 21, 2004.

     The Executive acknowledges that the Separation Payments referred to in the first sentence hereof are in addition to anything of value to which the Executive already is entitled from BKC, its parent or their affiliates and constitutes good and valuable consideration for this Release.

     Knowing and Voluntary Waiver. The Executive hereby acknowledges that, by the Executive’s free and voluntary act of signing below, the Executive agrees to all of the terms of this Release and intends to be legally bound thereby.

     The Executive understands that he may consider whether to agree to the terms contained herein for a period of twenty-one days after the date hereof. Accordingly, the Executive may execute this Release on or before August 20, 2004, to acknowledge his understanding of and agreement with the foregoing. In the event that the Executive revokes this Release as permitted below, this Release shall be null and void ab initio. The Executive acknowledges that he has been advised to consult with an attorney prior to executing this Release.

     This Release will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by the Executive (the “Effective Date”). During the seven-day period prior to the Effective Date, the Executive may revoke his agreement to accept the terms hereof by indicating in writing to BKC his intention to revoke. If the Executive exercises his right to revoke hereunder, he shall forfeit his right to receive any of the Separation Payments, and to the extent such Separation Payments have already been made, the Executive agrees that he will immediately reimburse BKC for the amounts of such payments.

     Capitalized Terms. All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Amended and Restated Employment Agreement, dated as of August 15, 2003, by and between BKC and Brad Blum.

     IN WITNESS WHEREOF, the Employer has caused this Agreement to be signed by its duly authorized representative and the Executive has signed this Agreement as of the 30th day of July, 2004.

/s/ Bradley D. Blum

Witness	By: Bradley D. Blum

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